Exhibit 3.1

[SEAL HERE]	ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.      Name of corporation:
CPC of America, Inc.

2.      Stockholder approval pursuant to statute has been obtained.

3.      The class or series of stock being amended:
Series E Preferred Stock.

4.      By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:
The Board of Directors CPC of America, Inc., a Nevada corporation (the “Corporation”), hereby determines that it is in the best interests of the Corporation to amend the Certificate of Designation filed on March 17, 2008 (“Certificate of Designation”) s set forth on Attachment “A” hereto.

5. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6.      Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After Revised: 7-1-08

ATTACHMENT "A"
TO
AMENDMENT TO CERTIFICATE OF DESIGNATION
AFTER ISSUANCE OF CLASS OR SERIES
OF
CPC OF AMERICA, INC.
A Nevada Corporation

The Board of Directors CPC of America, Inc., a Nevada corporation (the "Corporation"), hereby determines that it is in the best interests of the Corporation to amend the Certificate of Designation filed on March 17, 2008 ("Certificate of Designation") as follows:

The definition of "Conversion Price" set forth in Section 2 of the Certificate of Designation shall be deleted in its entirety and replaced with the following:

"Conversion Price" shall mean $3.92 per share of Series E Preferred Stock subject to adjustment per Section 7."

Section 4(a) of the Certificate of Designation shall be deleted in its entirety and replaced with the following:

(a) The holders of shares of Series E Preferred Stock shall be entitled to receive dividends at the rate of ten percent (10%) of the Liquidation Preference per share per year, payable annually ("Dividends"), when, as, and if declared by the Board of Directors of the Corporation. The Dividends shall commence to accrue on the date of purchase of such share and shall be payable commencing December 31, 2008 and on December 31 of each year thereafter, to holders of record on such date, unless earlier converted, at which time any accrued Dividends will be payable to the holder upon conversion. At the option of the Company, the Dividends shall be payable in cash in arrears ("Cash Dividend") or in shares of Common Stock at the rate of one share of Common Stock per accrued Dividends in the amount of the then effective Conversion Price ("Stock Dividend"); provided, however, a holder shall have the right to receive Dividends in the form of a Stock Dividend. The Cash Dividend shall be payable only out of funds legally available therefor, prior and in preference to any dividend payment with respect to Common Stock. The Cash Dividend shall be cumulative, so that if Dividends required to be paid on such stock for any year shall not have been declared or paid, the amount of the deficiency shall be paid in full, without interest, together with any Dividends due for the current year, before any distribution of any kind shall be paid to the holders of the Junior Stock. No fractional shares of Common Stock will be issued in connection with the payment of Stock Dividends. In lieu of fractional shares of Common Stock, the Corporation shall issue one (1) additional share of Common Stock to each holder of Series E Preferred Stock entitled to a Stock Dividend not evenly divisible by the Conversion Price.

Section 7(b) of the Certificate of Designation shall be deleted in its entirety and replaced with the following:

"(b) Number of Shares of Common Stock Issuable upon Conversion. The number of shares of Common Stock to be issued upon conversion of shares of Series E Preferred Stock shall be equal to the product of (X) and (Y), where (X) is a fraction, the numerator of which is the Liquidation Preference and the denominator of which is the Conversion Price in effect at that time and (Y) is the number of shares of Series E Preferred Stock to be converted."